Exhibit 10.1

AGREEMENT

TO

CONVERT DEBT TO EQUITY

This Agreement to Convert Debt to Equity (the “Conversion Agreement”) is entered into as of June 5, 2026, by and between RHY Management LLC (the “Creditor”) and Rain Enhancement Technologies Holdco, Inc. (the “Company”).

RECITALS:

WHEREAS, the Creditor entered into a loan agreement, dated as of December 30, 2024 (as amended, the “Loan Agreement”), pursuant to which (i) the Creditor rolled over an aggregate of $3,064,403.66 of outstanding loans made by the Creditor and its affiliates to the Company and its affiliates (the “Rollover Loan”) and (ii) the Creditor provided a line of credit loan in the amount of $7,000,000 (as amended, the “Line of Credit Loan”);

WHEREAS, on March 11, 2026, the compensation committee of the Company’s board of directors and the full board of directors approved repayment of the amounts due under the Loan Agreement of up to 30% of any amount received by the Company from any potential future capital raise net of any underwriting, legal, and accounting fees and related costs;

WHEREAS, effective as of March 31, 2026, the Company and the Creditor entered into an amendment to the Loan Agreement to increase the available amount of the Line of Credit Loan from $7,000,000 to $10,000,000;

WHEREAS, pursuant to the Loan Agreement, an aggregate of approximately $12,300,000 is outstanding as of the date of this Conversion Agreement (the “Outstanding Debt”), which includes amounts borrowed under the Rollover Loan, the Line of Credit Loan, and accrued interest; and

WHEREAS, the Creditor and the Company wish to convert $4,000,000 of the Outstanding Debt (the “Converted Debt”) into shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), at a price per share equal to the volume-weighted average price of the Class A Common Stock for the ten trading days preceding the date of this Conversion Agreement (the “VWAP”), which is $2.48 (the “Conversion Price”).

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree to the following:

(1)	Conversion of Debt to Class A Common Stock. Effective as of the date of this Conversion Agreement, the Converted Debt shall be converted into shares of Class A Common Stock (the “Conversion Shares”) at a price equal to the Conversion Price. No fractional shares of Class A Common Stock will be issued pursuant to this Conversion Agreement. Cash shall be paid in lieu of issuing fractional shares. Creditor and the Company acknowledge and agree that an aggregate of 1,612,903 Conversion Shares shall be issued to the Creditor pursuant to this Agreement, and that the issuance and delivery of such Conversion Shares shall constitute full satisfaction and repayment of the Converted Debt.

(2)	Company Representations and Warranties. The Company represents and warrants to Creditor that:

a.	The Company (i) is duly incorporated, validly existing as a company and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Conversion Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Conversion Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company or the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Conversion Shares.

b.	The Conversion Shares have been duly authorized and, when issued and delivered to Creditor against full payment therefor in accordance with the terms of this Conversion Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Conversion Agreement or applicable federal and state securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.

c.	This Conversion Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the same by the Creditor, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

d.	The execution and delivery of this Conversion Agreement, the performance by the Company of its obligations under this Conversion Agreement, the issuance and sale of the Conversion Shares and the compliance by the Company with all of the provisions of this Conversion Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) assuming the accuracy of the representations and warranties of Creditor in Section 3, any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity or enforceability of the Conversion Shares or the ability or legal authority of the Company to comply in all material respects with this Conversion Agreement.

e.	Assuming the accuracy of the representations and warranties of Creditor in Section 3, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance by the Company of this Conversion Agreement (including, without limitation, the issuance of the Conversion Shares), other than filings required by applicable federal and state securities laws, and those of which the failure to obtain would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

f.	Except for such matters as have not had or would not be reasonably expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

g.	Assuming the accuracy of Creditor’s representations and warranties set forth in Section 3 of this Conversion Agreement, no registration under the Securities Act is required for the offer and sale of the Conversion Shares by the Company to Creditor.

(3)	Investor Representations. Creditor represents and warrants to the Company that:

a.	Creditor (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Conversion Agreement.

b.	This Conversion Agreement has been duly executed and delivered by Creditor, and assuming the due authorization, execution and delivery of the same by the Company, this Conversion Agreement shall constitute the valid and legally binding obligation of Creditor, enforceable against Creditor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c.	The execution and delivery of this Conversion Agreement, the purchase of the Conversion Shares and the compliance by Creditor with all of the provisions of this Conversion Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Creditor pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Creditor is a party or by which Creditor is bound or to which any of the property or assets of Creditor is subject; (ii) the organizational documents of Creditor; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Creditor or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Creditor Material Adverse Effect. For purposes of this Conversion Agreement, a “Creditor Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Creditor that would reasonably be expected to have a material adverse effect on Creditor’s ability to consummate the transactions contemplated hereby, including the conversion of the Converted Debt and purchase of the Conversion Shares.

d.	Creditor (i) is an “accredited investor” under Rule 501(a)(3), (7), (8), (9) or (12) under the Securities Act, (ii) is acquiring the Conversion Shares only for its own account and not for the account of others, and (iii) is not acquiring the Conversion Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Creditor is not an entity formed for the specific purpose of acquiring the Securities.

e.	Creditor understands that the Conversion Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Conversion Shares have not been registered under the Securities Act. Creditor understands that the Conversion Shares will be “restricted securities” and may not be offered, resold, transferred, pledged or otherwise disposed of by Creditor absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act and in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, that the Conversion Shares will bear a restrictive legend until publicly sold, and as a result of these transfer restrictions, Creditor may not be able to readily resell the Conversion Shares and may be required to bear the financial risk of an investment in the Conversion Shares for an indefinite period of time. The Creditor understands that no assurance can be given that any market for the Conversion Shares will be maintained.

f.	In making its decision to convert the Converted Debt into the Conversion Shares, Creditor has relied solely upon independent investigation made by Creditor. Creditor acknowledges and agrees that Creditor has received such information as Creditor deems necessary in order to make an investment decision, including with respect to the Company and its subsidiaries. Creditor represents and agrees that Creditor and Creditor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Creditor and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Conversion Shares.

g.	Creditor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Conversion Shares, including those described in the reports, forms, statements, schedules, prospectuses, proxies, registration statements and other documents filed by the Company with the Commission from time to time (as amended, the “SEC Reports”). Creditor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Conversion Shares, and Creditor has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Creditor has considered necessary to make an informed investment decision.

h.	Creditor has adequately analyzed and fully considered the risks of an investment in the Conversion Shares, including those described in the SEC Reports, and determined that the Conversion Shares are a suitable investment for Creditor and that Creditor is able at this time and in the foreseeable future to bear the economic risk of a total loss of Creditor’s investment in the Company. Creditor acknowledges specifically that a possibility of total loss exists.

(4)	Lock-Up. In connection with the execution of this Conversion Agreement and the issuance of the Conversion Shares hereunder, the Creditor shall enter into a joinder to the Lock-Up Agreement, dated as of December 31, 2024, by and among the Company and the shareholders party thereto, which shall provide that the Conversion Shares are treated as “Lock-Up Shares” thereunder.

(5)	Miscellaneous.

a.	This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

b.	This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement (including any exhibit hereto) shall be effective unless made in writing and signed by both parties.

c.	This Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission, all of which taken together shall constitute a single instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have entered into this Conversion Agreement as of the date first written above.

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:	/s/ Randal Seidl
	Name:	Randal Seidl
	Title:	Chief Executive Officer

RHY MANAGEMENT LLC

By:	/s/ Harry L. You
	Name:	Harry L. You
	Title:	Sole Member